Exhibit 10.19
STOCK APPRECIATION RIGHTS AWARD AGREEMENT

Corporation:	Louisiana-Pacific Corporation, a Delaware corporation (“Corporation”)

Awardee:	[Employee name] (“Participant”)

Plan:	Louisiana-Pacific Corporation 2013 Omnibus Stock Award Plan (the “Plan”)

Award:	[XXX] freestanding stock-settled stock appreciation rights (“SARs”)

Grant Date:	__________ ___, 20___ (“Grant Date”)

Corporation and Participant agree as follows:
1.    Defined Terms. Capitalized terms not otherwise defined in this Stock Appreciation Rights Award Agreement (the “Agreement”) have the meanings given them in the Plan. In addition, for purposes of this Agreement, “Base Price” means $__________, which was the Fair Market Value of the Common Stock on the Grant Date.
2.    Grant of SARs. As of the Grant Date, Corporation has granted to Participant the SARs. The SARs represent the right of Participant to receive Shares in an amount equal to 100% of the Spread on the date on which the SARs are exercised subject to and upon the terms and conditions of this Agreement and the Plan. For purposes of this Agreement, “Spread” means the excess of the Fair Market Value of a Share on the date when a SAR is exercised over the Base Price.
3.    Acknowledgment. Participant acknowledges that the SARs are subject to the terms and conditions set forth in this Agreement and in the Plan.

4.    Vesting of SARs.
(a)    The SARs covered by this Agreement shall become exercisable as described in this Section. One-third of the SARs shall become exercisable on the first anniversary of the Grant Date if Participant remains in the continuous employ of Corporation or one of its Subsidiaries from the Grant

Date through such first anniversary. An additional one-third of the SARs shall become exercisable on each subsequent anniversary of the Grant Date, through the third anniversary of the Grant Date, when 100% of the SARs shall have become exercisable, if Participant remains in the continuous employ of Corporation or one of its Subsidiaries from the Grant Date through each such anniversary. For purposes of this Agreement, “continuous employ” means the absence of any interruption or termination of Participant’s employment with Corporation or with a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of sick leave, military leave or any other leave of absence approved by Corporation or in the case of transfers between locations of Corporation and its Subsidiaries.
(b)    Notwithstanding Section 4(a) above, the SARs granted hereby shall become immediately exercisable in full if at any time during the continuous employment of Participant with Corporation or a Subsidiary, and prior to the termination of the SARs, any of the following events occur:

(i)	Participant’s death or Disability while Participant is continuously employed by Corporation or any of its Subsidiaries; or

(ii)	a Change of Control.
5.    Exercise of SARs.
(a)    To the extent exercisable as provided in Section 4 of this Agreement, the SARs may be exercised in whole or in part by delivery to Corporation of a notice in form and substance satisfactory to Corporation specifying the number of SARs to be exercised and the date of exercise.
(b)    Upon exercise, Corporation will issue to Participant, with respect to the number of SARs that are exercised, the number of Shares that equal the Fair Market Value per Share on the date of exercise divided into the Spread, rounded down to the nearest whole Share.
6.    Termination of SARs. Both exercisable and nonexercisable SARs shall terminate, as provided below, upon the earliest to occur of the following:
(a)    five days after Participant ceases to be an employee of Corporation or a Subsidiary due to involuntary termination by Corporation or a Subsidiary for cause;

(b)    30 days after Participant ceases to be an employee of Corporation or a Subsidiary, unless Participant ceases to be such employee in a manner described in clause (a), (c), (d) or (e) of this Section;
(c)    One year after Participant’s Disability, if Participant’s Disability occurs while continuously employed by Corporation or a Subsidiary;
(d)    One year after the death of Participant, if Participant dies while continuously employed by Corporation or a Subsidiary or within the period specified in clause (b) above or clause (e) below if applicable to Participant;
(e)    Ten years from the Grant Date if Participant terminates employment for any reason other than involuntary termination by Corporation or a Subsidiary for cause and has attained age 55 and completed five years of service upon the termination date,; and
(f)    Ten years from the Grant Date.
7.    Compliance with Law. The SARs shall not be exercisable if such exercise would involve a violation of any applicable federal or state securities law, and Corporation hereby agrees to make reasonable efforts to comply with any applicable federal and state securities laws.
8.    Adjustments. The SARs shall be subject to adjustment in accordance with Article 12 of the Plan.
9.    Withholding. To the extent that Corporation is required to withhold federal, state, local or foreign taxes in connection with the exercise of the SARs, and the amounts available to Corporation for such withholding are insufficient, it shall be a condition to such exercise that Participant make arrangements satisfactory to Corporation for payment of the balance of such taxes required to be withheld. Participant may elect that all or any part of such withholding requirement be satisfied by retention by Corporation of a portion of the Shares to be delivered to Participant or by delivering to Corporation other Shares held by Participant. If such election is made, the Shares so retained or delivered shall be credited against such withholding requirement at the Fair Market Value per Share on the date of such exercise. In no event shall the market value of the Shares to be withheld and/or delivered pursuant to this Section 9 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld if such withholding would result in adverse accounting implications for the Corporation.
10.    No Employment Rights. The grant of the SARs under this Agreement to Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the SARs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing in this Agreement will give Participant any right to continue employment with Corporation or any Subsidiary, as the case may be, or interfere in any way with the right of Corporation or a Subsidiary to terminate the employment of Participant at any time.
11.    Relation to Other Benefits. Any economic or other benefit to Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which Participant may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by Corporation or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of Corporation or a Subsidiary.
12.    Amendments. Subject to Article 13 of the Plan, any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of Participant under this Agreement without Participant’s written consent, and (b) Participant’s consent shall not be required to an amendment that is deemed necessary by Corporation to ensure compliance with Section 409A of the Code.
13.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Administrator acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.
15.    Successors and Assigns. Without limiting the provisions of this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Participant, and the successors and assigns of Corporation.
16.    Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by Corporation without the consent of Participant).
17.    Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
18.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.
[signature page follows]     IN WITNESS WHEREOF, Corporation has caused this Agreement to be executed on its behalf by its duly authorized officer and Participant has executed this Agreement, effective as of _________, ___, 20__.

Corporation:	LOUISIANA-PACIFIC CORPORATION _____________________________________ By: [officer name] Its: [officer title]
Participant:
[Participant name]